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                               AG ASSOCIATES, INC.


                                  EXHIBIT 11.01
                        COMPUTATION OF EARNINGS PER SHARE
                      (in thousands, except per share data)




                                                     Fiscal Years Ended
                                               ------------------------------
                                                1996        1995        1994
                                               ------      ------      ------
       Weighted average common shares
            outstanding during the period       5,883       4,385       2,925

       Common share equivalents                   257         385         847
                                               ------      ------      ------

       Total                                    6,140       4,770       3,772
                                               ======      ======      ======


       Net Income                              $2,743      $9,753      $3,224

       Interest on convertible debentures        --            35          60
                                               ------      ------      ------

       Adjusted net income                     $2,743      $9,788      $3,284
                                               ======      ======      ======


       Earnings per share                      $ 0.45      $ 2.05      $ 0.87
                                               ======      ======      ======

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